Exhibit 10.20

MEDIA GENERAL, INC.

EXECUTIVE HEALTH PROGRAM

Effective January 1, 2004

MEDIA GENERAL, INC.

EXECUTIVE HEALTH PROGRAM

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE I DEFINITIONS		2

1.01.	Administrator	2
1.02.	Code	2
1.03.	Company	2
1.04.	Effective Date	2
1.05.	Eligible Employee	2
1.06.	Employee	2
1.07.	ERISA	2
1.08.	Fiduciary	2
1.09.	Media General Company	3
1.10.	Medical Diagnostic Procedure	3
1.11.	Named Fiduciary	3
1.12.	Participant	3
1.13.	Plan	3
1.14.	Plan Year	3
1.15.	Sponsor	3

ARTICLE II PARTICIPATION		4

2.01.	Conditions of Eligibility	4
2.03.	Determination of Eligibility	4
2.04.	Termination of Participation	4

ARTICLE III BENEFITS AND BENEFIT PAYMENTS		5

3.01.	Benefits Provided	5
3.02.	Benefit Payments	5
3.03.	Claims Procedure for Benefits	5
3.04.	Review of Denied Claims for Benefits	7

ARTICLE IV ADMINISTRATION		9

4.01.	Named Fiduciaries, Allocation of Responsibility	9
4.02.	Appointment, Resignation, Removal of Administrator	9
4.03.	Administrator’s Powers and Duties	9
4.04.	Fiduciary Discretion	10
4.05.	Errors and Omissions	10

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4.06.	HIPAA Privacy Rule	10
4.07.	COBRA Continuation Coverage	12
4.08.	HIPAA Creditable Coverage	13

ARTICLE V AMENDMENT, TERMINATION, AND MERGER		14

5.01.	Amendment	14
5.02.	Termination	14

ARTICLE VI GENERAL		15

6.01.	Interpretation of Plan	15
6.02.	No Employment Rights	15
6.03.	Limitation of Liability	15
6.04.	No Guarantee of Tax Consequences	16

ARTICLE VII COMMUNICATION AND SUMMARY PLAN DESCRIPTION		17

7.01.	Communication	17
7.02.	Summary Plan Description Information	17

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INTRODUCTION

The purpose of the Plan is to motivate Eligible Employees to seek preventive medical care through the payment or reimbursement of expenses related to such care. The Sponsor intends the Plan to be a self-insured medical reimbursement plan subject to Code section 105(h), but exempt from its nondiscrimination rules pursuant to Treasury Regulation section 105-11(g). This Plan supercedes all similar programs, if any, that may have been previously developed or maintained by the Sponsor or any Media General Company.

ARTICLE I

DEFINITIONS

1.01. Administrator

Administrator means a person or a committee of persons appointed to administer the Plan. If the Sponsor does not appoint an Administrator, then the Sponsor is the Plan’s Administrator.

1.02. Code

Code means the Internal Revenue Code of 1986, as amended at any relevant time.

1.03. Company

Company means Media General, Inc. and any Media General Company. It shall also include any successor by merger, purchase, or otherwise that maintains the Plan.

1.04. Effective Date

Effective Date means the date on which the Plan begins to provide benefits or coverage for benefits. The Effective Date of this Plan is January 1, 2004.

1.05. Eligible Employee

Eligible Employee means an Employee who is a salaried executive of the Company selected by the Administrator for participation. Selection shall be based on the Employee’s position, job responsibilities and other pertinent factors.

1.06. Employee

Employee means an individual who renders personal services to the Company or an affiliate and who is subject to the control of the Company.

1.07. ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

1.08. Fiduciary

Fiduciary means a fiduciary, as defined in ERISA section 3(21).

1.09 Media General Company

The Company and any other corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; an organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to Treasury Regulations under Code Section 414(o).

1.10. Medical Diagnostic Procedure

Medical Diagnostic Procedure means routine annual medical examinations, including blood tests, X-rays, and stress tests, but not expenses incurred for the treatment, cure or testing of a known illness or disability, or treatment or testing for a physical injury, complaint or specific symptom of a bodily malfunction. These procedures do not include any activity undertaken for exercise, fitness, nutrition, recreation or the general improvement of health unless they are for medical care and deductible as medical expenses. Medical Diagnostic Procedures must be performed at a facility that provides no services (directly or indirectly) other than medical and ancillary services. The Plan does not provide payment or reimbursement for transportation expenses incurred in connection with allowable Medical Diagnostic Procedures.

1.11. Named Fiduciary

Named Fiduciary means the Sponsor, as well as a Fiduciary who, according to the provisions of this Plan, is identified by the Sponsor as a Named Fiduciary.

1.12. Participant

Participant means an Employee who is entitled to receive Plan benefits according to the terms of the Plan.

1.13. Plan

Plan means the Media General, Inc. Executive Health Program.

1.14. Plan Year

Plan Year means the twelve-consecutive-month period beginning January 1st and ending December 31st.

1.15. Sponsor

Sponsor means Media General, Inc.

ARTICLE II

PARTICIPATION

2.01. Conditions of Eligibility

Only Eligible Employees may participate in the Plan.

2.02. Determination of Eligibility

The Administrator must determine whether a salaried executive Employee is eligible to participate in this Plan. All good-faith determinations by the Administrator are conclusive and binding on all persons for the Plan Year in question, and there is no right of appeal except as described in this Plan’s provisions for review of claims.

2.03. Termination of Participation

(a) Plan termination or amendment. A Participant ceases to be a Participant on the date the Plan is terminated or on the effective date of an amendment that causes the Participant to be excluded from the group of Eligible Employees.

(b) Employment and eligibility status changes. A Participant who ceases to be an Eligible Employee for any reason, ceases to be a Participant (even if he continues to be an Employee) on the day he loses his status as an Eligible Employee.

ARTICLE III

BENEFITS AND BENEFIT PAYMENTS

3.01. Benefits Provided

(a) The Plan provides benefits only in the form of payments to or on behalf of a Participant to pay or to reimburse all or part of the covered Medical Diagnostic Procedures of the Participant. The Plan does not provide medical treatment or medical services or supplies and the Plan is not liable for any act or omission of any person or entity providing, or refusing to provide, medical treatment or medical services or supplies to a Participant.

(b) Participants may use the physician and facility of his or her choice. The physician will recommend various medical examinations and tests using his or her clinical judgment and assessment. Participants are encouraged to assume an active role in their healthcare, and as such, may wish to review preventive testing guidelines and discuss various preventive health examinations and tests with their physicians (these guidelines are published by various nationally recognized organizations including healthcare insurance providers and the U.S. Preventive Service Task Force).

3.02. Benefit Payments

(a) Benefit payments. In any one year of a specific five-year period, the Plan will reimburse all of the cost of any Medical Diagnostic Procedure performed for a Participant up to a maximum reimbursement of $2,000. In the other four years of the specific five-year period, the Plan will reimburse all of the costs of any Medical Diagnostic Procedure performed for a Participant up to a maximum of $500/year.

(b) Five-Year period. The specific five-year period (referred to above) will follow the numbering pattern of the calendar for all Participants. For example, the first five-year period will be measured from year 2001 to 2005, the second five-year period will be years 2006 through 2010, and so forth.

(c) Timing of expenses. Expenses submitted and reimbursed will be applied to the year that services were incurred versus paid.

(d) Unused amounts. Unused credits shall not be carried forward to subsequent years, and will be forfeited as of December 31st each year. Notwithstanding a Participant’s right to COBRA continuation coverage, participation ceases immediately upon termination of employment.

(e) Administrative authority and discretion. The Administrator may exercise its discretion in implementing any provision in this Plan article if that exercise of discretion does not violate any of the other provisions in this Plan.

3.03. Claims Procedure for Benefits

(a) Written claims required. Subject to the Plan’s review procedures, claims for benefits under this Plan must be made in writing to the Administrator or to any person the

Administrator designates to receive claims. If the Administrator makes claim forms available, those forms must be used; otherwise, a claim by a Participant communicated in writing (with any required supporting statements or receipts attached) to the Administrator or its designated reviewer is satisfactory.

(b) Time limit for filing claims. Unless otherwise specified by the Administrator, a claim for benefits must be filed within 12 months of the end of the Plan Year in which the expenses are incurred. The Administrator may adopt and announce additional rules regarding the time within which a claim must be filed.

(c) Plan’s terms and conditions. The Administrator may require a Participant to agree to abide by the terms and conditions of this Plan. The Plan’s claims procedures shall be applied consistently with respect to similarly-situated claimants.

(d) Authorized representatives. The Plan’s claims procedures shall not preclude an authorized representative of a claimant from acting on behalf of the claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The Plan shall establish reasonable procedures for determining whether such individual is a duly-authorized representative of the claimant, provided that a health care professional is permitted to act as the authorized representative of the claimant, as applicable.

(e) Initial Response to claim. The Administrator shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 30 days after receipt of the claim and may be extended one time by the Plan for up to 15 days, provided the Administrator determines that an extension is necessary due to matters beyond the control of the Plan and notifies the claimant, prior to the expiration of the original 30-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the extension is necessary due to the claimant failing to provide the necessary information, the notice of extension shall describe the required information and provide the claimant at least 45 days from receipt of the notice to provide the specified information.

(A) If the Plan relied on a specific internal rule or guideline to make the adverse determination, the Plan must provide an explanation of the rule or guideline, or provide to the claimant a statement that a specific rule or guideline was relied upon and that a copy of the rule will be provided to the claimant free of charge upon request.

(B) If the adverse determination was based on a medical necessity or experimental treatment or similar limit, the claimant should be provided either an explanation of the clinical judgment for the determination or a statement that such an explanation will be provided free of charge, upon request, and in the case of an adverse determination for urgent care under a group health plan, describe the expedited review process applicable to such claims.

(C) In the case of an adverse benefit determination by a group health plan involving a claim for urgent care, the information described above may be provided to the claimant orally within the permitted time frame provided that written or electronic notification is furnished to the claimant no later than three days after such oral notification.

(f) Denied claims. If a claim is partially or wholly denied, the Administrator must give written notice (or electronic notice, if applicable) within the time provided in the previous section. An adverse notice must be written in a manner calculated to be understood by the claimant and must specify each reason for denial. An adverse notice must also refer to the relevant provisions of the Plan or related documents on which the denial is based; describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and describe the Plan’s review procedure and time limits that apply to the claimant’s right to appeal the denial, including the right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

3.04. Review of Denied Claims for Benefits

(a) General procedures. On receiving a claimant’s written request for review, the Administrator must review any claim that was denied according to the preceding Plan section. The written request for review must be received by the Administrator no later than the end of the 60th day after the claimant receives notice that his claim for Plan benefits has been denied.

(b) Possible hearing. The Administrator must determine whether there will be a hearing. The claimant and an authorized representative are entitled to be present and heard at any hearing that is held as part of the review. Before any hearing, the claimant or a duly authorized representative may review all Plan documents and other papers that affect the claim and may submit issues and comments in writing. The Administrator must schedule any hearing to give sufficient time for this review and submission, giving notice of the schedule and deadlines for submission.

(c) Review decision time limit. The decision on review by the Administrator must be furnished to the claimant in writing within 60 days after the request for review is received. The decision on review must be written in a manner calculated to be understood by the claimant and must include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based.

(d) Review by a committee. If a review under this Plan section is conducted by any committee, and if that committee has regularly scheduled meetings at least quarterly, the rules in this subsection govern the time for the decision on review and supersede any conflicting rules in the preceding subsection. If the claimant’s written request for review is received more than 30 days before the committee’s meeting, a decision on review must be made at the next meeting after the request for review has been received. If the claimant’s written request for review has been received 30 days or less before a meeting of the committee, the decision on review must be made at the second meeting after the request for review has been received. If special circumstances (such as the need to hold a hearing) require an extension of time for processing, the committee’s decision must be made not later than the third meeting after the request for review has been received. If an extension of time is required, written notice of the extension must be furnished to the claimant before the extension begins. If notice that a claim has been denied on review is not received by the claimant within the time required in this subsection, the claim is deemed denied on review.

(e) Determination final. Except for a written request for review under subsection (a), all good-faith determinations by the Administrator or other designated reviewer are conclusive and binding on all persons, and there is no right of appeal. Any electronic notification shall comply with the standards of Labor Regulations section 2520.104b -1(c)(1).

ARTICLE IV

ADMINISTRATION

4.01. Named Fiduciaries, Allocation of Responsibility

(a) Named Fiduciaries. The Plan’s Named Fiduciaries are the Sponsor and the Administrator. Each is severally liable for its responsibilities according to the terms of this Plan.

(b) Sponsor. Only the Sponsor may name an Administrator. Only the Sponsor may designate other Named Fiduciaries.

(c) Administrator. The Administrator has only the responsibilities described in this Plan and those delegated by the Sponsor and accepted in writing by the Administrator.

(d) Delegation of Fiduciary responsibility. The Sponsor has the power to delegate Fiduciary responsibilities not specifically delegated by the terms of this Plan.

(e) Allocation of responsibility. This Plan allocates to each Named Fiduciary the individual responsibilities assigned. Responsibilities are not shared by Named Fiduciaries unless the sharing is provided specifically in this Plan.

4.02. Appointment, Resignation, Removal of Administrator

(a) Appointment. The Sponsor serves as the Administrator unless the Sponsor appoints another Administrator.

(b) Resignation or removal. The Administrator may resign by delivering a written resignation to the Sponsor or to any other Administrator-member. The Sponsor may remove the Administrator by delivering written notice to that person.

4.03. Administrator’s Powers and Duties

(a) Plan decisions. The Administrator must administer the Plan by its terms and has all powers necessary to do so. The Administrator’s primary duty is to interpret the Plan. The duties of the Administrator include, but are not limited to determining the answers to all questions relating to the Employees’ eligibility to become Participants and any claimant’s eligibility to receive Plan benefits; and communicating the terms and provisions of the Plan to Employees and Participants.

(b) Conclusive determination. Subject to the Plan’s provisions describing the applicable appeals procedures for denied claims, a determination by the Administrator made in good faith for denied claims, is conclusive and binding on all persons. No decision of the Administrator, however, may take away any rights specifically given to a Participant by this Plan.

4.04. Fiduciary Discretion

In discharging the duties assigned to it under the Plan, each Fiduciary has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each Fiduciary’s discretionary authority is absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to all similarly situated individuals. The express grant in the Plan of any specific power to a Fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the Fiduciary to discharge its duties. A Fiduciary’s decision is final and conclusive unless it is established that the Fiduciary’s decision constituted an abuse of its discretion. Benefits under the Plan will be paid only if the Administrator decides in his or her discretion that the applicant is entitled to them.

4.05. Errors and Omissions

Individuals and entities charged with the administration of the Plan must see that it is administered in accordance with the terms of the Plan as long as the Plan is not in conflict with ERISA or any applicable provisions of the Code with which the Plan is intended to comply. If an innocent error or omission is discovered in the Plan’s operation or administration, and if the Administrator determines that it would cost more to correct the error than is warranted, and if the Administrator determines that the error did not result in discrimination prohibited by this Plan or cause a qualification or excise-tax problem, then, to the extent that an adjustment will not, in the Administrator’s judgment, result in discrimination prohibited by this Plan, the Administrator may authorize any equitable adjustment it deems necessary or desirable to correct the error or omission, including but not limited to the authorization of additional contributions by the Sponsor designed, in a manner consistent with the good-will intended to be engendered by the Plan, to put Participants in the same relative position they would have enjoyed if there had been no error or omission.

4.06. HIPAA Privacy Rule

This Plan shall comply with the following provisions relating to the Privacy Rule under the Health Insurance Portability and Accountability Act of 1996 (HIPAA):

(a) Use and Disclosure of Protected Health Information (PHI): The Plan will use PHI to the extent of and in accordance with the uses and disclosures permitted by HIPAA. Specifically, the Plan will use and disclose PHI for purposes related to payment for health care under the Plan and the administration of the Plan.

(b) Sponsor’s Certification of Compliance: The Plan will not disclose PHI to the Sponsor unless the Sponsor certifies that this Plan document has been approved and agrees to abide by this Section 4.06.

(c) Purpose of Disclosure of PHI to Plan Sponsor

(i) The Plan will disclose PHI to the Sponsor only to permit the Plan Sponsor to carry out Plan administrative and payment functions not inconsistent with the requirements of HIPAA and its implementing regulations. Any disclosure to and use by the Sponsor of PHI will be subject to and consistent with the provisions of this Section 4.06.

(ii) The Plan will not disclose PHI to the Sponsor unless the disclosures are explained in the Notice of Privacy Practices distributed to the Participants.

(iii) The Plan will not disclose PHI to the Sponsor for the purpose of employment-related actions or decisions or in connection with any other benefit or employee benefit plan of the Sponsor, except to the extent that the Sponsor has obtained a valid written authorization from the individual to whom the PHI relates in accordance with the requirements of HIPAA and its implementing regulations.

(d) Restrictions of Sponsor’s Use and Disclosure of PHI

(i) The Sponsor will neither use nor further disclose PHI except as permitted or required by this Plan document, as amended or required by law.

(ii) The Sponsor will ensure that any agent, including any subcontractor, to whom it provides PHI agrees to the restrictions and conditions of this Plan document, including this Section 4.06, with respect to PHI.

(iii) The Sponsor will not use or disclose PHI for employment-related actions or decisions or in connection with any other benefit or employee benefit plan of the Sponsor, except to the extent that the Sponsor has obtained a valid written authorization from the individual to whom the PHI relates in accordance with the requirements of HIPAA and its implementing regulations.

(iv) The Sponsor will report to the Plan any use or disclosure of PHI that is inconsistent with the uses and disclosures allowed under this Section 4.06 promptly upon learning of such inconsistent use or disclosure.

(e) Separation Between the Plan and the Sponsor: The Sponsor represents that adequate separation exists between the Plan and Sponsor so that PHI (other than enrollment information and summary health information) will be used only for Plan administration. Corporate human resources employees of the Sponsor whose job duties involve administering this Plan may use and disclose PHI for enrollment, payment and plan administrative functions.

(f) Noncompliance Issues: The employees identified in subparagraph (e) above will be subject to disciplinary action and sanctions, including termination of employment or affiliation with the Sponsor, for any use or disclosure of PHI on breach or violation of or noncompliance with the provisions of this Section 4.06. Sponsor will promptly report such breach, violation or noncompliance to the Plan, as required by Section 4.06(d), and will cooperate with the Plan to correct the breach, violation or noncompliance, to impose appropriate disciplinary action or sanctions on each employee or other workforce member causing the breach, violation or noncompliance, and to mitigate any deleterious effect of the breach, violation or noncompliance on any participant, the privacy of whose PHI may have been compromised by the breach, violation or noncompliance. Anyone who suspects an improper use or disclosure of PHI may report the occurrence to the Plan’s Privacy Official, James Woodward at (804) 649-6529.

(g) Release of Personal Health Information to Plan Participants: Upon the request of a Plan Participant, the Sponsor shall make available to the Participant an accounting and copies of any PHI the Sponsor has received relating to the Participant. Such Participant shall be given the opportunity to review and amend any PHI previously provided to the Sponsor. Thereafter, the Sponsor shall consider any amendments made by the Participant to his or her PHI.

(h) Information Available to the Department of Health and Human Services: The Sponsor shall make available to the Department of Health and Human Services a copy of the Sponsor’s internal records and procedures relating to the use and disclosure of PHI.

(i) Return or Destruction of PHI: To the extent such a practice does not violate any provisions of ERISA, or other federal or state law not otherwise preempted, the Sponsor shall return or destroy any PHI received from the Plan when such information is no longer needed for the purpose for which the disclosure was made. In the event such return or destruction is not feasible, the Sponsor shall limit further uses and disclosures of PHI to those purposes that make the return infeasible.

4.07. COBRA Continuation Coverage

COBRA continuation coverage is the extension of a Qualified Beneficiary’s health coverage under this Plan for a certain period of time. The law that requires continuation coverage to be offered is the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended. A Qualified Beneficiary is Participant under this Plan who loses coverage under the Plan as a result of a Qualifying Event. For Plan purposes, a Qualifying Event is a termination of employment or a reduction in hours of employment. A Qualified Beneficiary may elect COBRA continuation coverage once his/her regular coverage ends. COBRA continuation coverage must be elected within 60 days of the end of regular coverage under this Plan. If a Participant takes a leave of absence under the Family and Medical Leave Act of 1993, and does not return to active employment, the Qualifying Event of termination of employment occurs at the end of the leave or the date that the Participant give notice to Media General, Inc. that he/she will not be returning to employment (whichever is earlier). If a Participant elects continuation coverage, he/she will be required to pay up to 102% of the applicable premium for each month of coverage. Premium must be paid on a monthly basis. However, the first premium payment is due and payable 45 days after the Participant’s initial election for COBRA coverage.

COBRA coverage may continue for up to 18 months after the loss of regular coverage. If during this 18-month period, the Social Security Administration (SSA) determines that the Qualified Beneficiary was disabled at any time during the first 60 days of continuation coverage, COBRA coverage may be extended up to 29 months from the date of the Qualifying Event if the

Qualified Beneficiary provides written notice of such determination to the Administrator within 60 days of the latest of (i) the Qualifying Event, (ii) the loss of coverage or (iii) the determination of disability by SSA. In any event, such written notice must be provided before the end of the initial 18-month period. The notice must contain the name of the Qualified Beneficiary and supporting documentation of disabled status. The cost of continuation coverage for a disabled individual is 102% of the applicable premium for the first 18 months and may be up to 150% of the applicable premium for the 19th month through the 29th month. If a disabled Qualified Beneficiary is determined to be no longer disabled by the Social Security Administration, he/she must notify the Administrator in writing within 30 days of such recovery determination.

Continuation coverage automatically ends after the following:

•	the date Media General, Inc. terminates all of its group health plans;

•	the Qualified Beneficiary fails to pay his/her COBRA premium within 30 days after the due date of any premium;

•	the date a Qualified Beneficiary becomes covered under another, comparable group health plan (that does not contain a preexisting condition clause that would limit the Beneficiary’s coverage);

•	the date the Qualified Beneficiary becomes entitled to Medicare;

•	for disabled Qualified Beneficiaries, the first day of the month following the date the Social Security Administration determines that the Qualified Beneficiary is no longer disabled;

•	the Qualified Beneficiary reaches the end of his/her period of eligibility for continuing group coverage.

4.08. HIPAA Creditable Coverage

In accordance with HIPAA creditable coverage rules, certificates of coverage are written documents that are required to be provided by this Plan to show the type of coverage a person had and how long the coverage lasted. The Plan will automatically give a Participant a certificate after he/she loses coverage (whether regular coverage or COBRA continuation coverage) under the Plan. The primary purpose of the certificates is to show the amount of “Creditable Coverage” that the Participant has had under group health coverage, because evidence of “Creditable Coverage” can reduce or eliminate entirely the length of time that any preexisting condition clause in a subsequent plan may apply.

ARTICLE V

AMENDMENT AND TERMINATION

5.01. Amendment

The Sponsor’s Board of Directors retains the right at any time to amend this Plan at any time and in any manner. The Sponsor’s Board of Directors may amend the Plan by a majority vote of its members at a meeting, by unanimous consent in lieu of a meeting or in any other manner permissible under applicable state law. In addition, the Board may delegate to an appropriate officer or officers of the Sponsor, all or part of the authority to amend the Plan. The Board’s right to amend this Plan continues even if the amendment prospectively restricts or terminates the types or amounts of benefits that a Participant may receive under the Plan.

5.02. Termination

Although the Sponsor intends to continue this Plan indefinitely, the Sponsor retains the right at any time to terminate this Plan in whole or in part in accordance with the procedures set forth in Plan section 5.01.

ARTICLE VI

GENERAL

6.01. Interpretation of Plan

(a) Governing laws. Unless otherwise specified in this Plan document, the Plan must be construed, enforced, and administered in accordance with the laws of Virginia (including Virginia’s choice-of-law rules, except to the extent those laws would require application of the law of a state other than Virginia), except to the extent that the laws of the United States of America take precedence and preempt state laws.

(b) Construction rules. For construction, one gender includes all and the singular and plural include each other. The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of the Plan provisions. If a provision of the Plan is not enforceable, that fact does not affect the enforceability of any other provision.

(c) Definitions. Any word in this document with an initial capital not expected by ordinary capitalization rules is a defined term. Definitions not found in the Plan are in ERISA and regulations promulgated pursuant to ERISA (but the terms of the statute prevail over any regulations) or in the Code and regulations promulgated pursuant to the Code (but the terms of the statute prevail over any regulations).

(d) Compliance with the Code and ERISA. The Plan must be interpreted in a manner that results in the Plan’s compliance with Code section 105. The Plan must also be interpreted in a manner that preserves the tax deductibility of Employer contributions to the Plan. In addition, the Plan must be interpreted in a manner that results in the Plan’s compliance with the relevant provisions of ERISA.

6.02. No Employment Rights

The Plan does not create any employment rights and does not modify the terms of an Employee’s employment. The Plan is not a contract between the Sponsor and any Employee, and the Plan is not an inducement for anyone’s employment or continued employment.

6.03. Limitation of Liability

(a) Section governs. A Fiduciary is not subject to suit or liability in connection with this Plan or its operation, except according to this section.

(b) Individual liability. The Administrator and any person employed by the Sponsor is liable for his own acts or omissions.

(c) Release. Each Employee releases the Administrator, the Sponsor, all officers, and agents, and all agents of Fiduciaries from any and all liability or obligation, to the extent release is consistent with the provisions of this section.

6.04. No Guarantee of Tax Consequences

Neither the Sponsor nor the Administrator makes any commitment or guarantee that any benefits paid to or on behalf of a Participant under this Plan will be excludable from the Participant’s gross income for federal or state income tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It is the obligation of each Participant to determine whether each payment of benefits under this Plan is excludable from the Participant’s gross income for federal and state income tax purposes, and to notify the Administrator if the Participant has reason to believe that such payment is not so excludable.

ARTICLE VII

COMMUNICATION AND SUMMARY PLAN DESCRIPTION

7.01. Communication

A copy of this Plan shall be given to all present and future Participants

7.02. Summary Plan Description Information

The following information is supplied so that this document constitutes the Summary Plan Description for the Plan:

(a) Name and Address of Employer and Plan Sponsor:

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

(b) Federal Identification Number of Employer and Plan Sponsor:

54-0850433

(c) This is a welfare benefit plan providing reimbursement for expenses incurred for medical diagnostic procedures by participants, as provided herein. This Plan is funded from the general assets of the Employer.

(d) The Plan Administrator is the Employer.

(e) The address and telephone number of the Plan Administrator is as follows:

333 E. Franklin Street

Richmond, Virginia 23219

(804) 649-6000

(f) Legal process may be served on George L. Mahoney, Esquire, and such process may be served at the following address:

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

(g) Each Participant in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan Participants shall be entitled to:

(i)	Examine, without charge, at the Plan Administrator’s office, all Plan documents, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

(ii)	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

(iii)	Receive a summary of the Plan’s annual financial report, as applicable. The Plan Administrator is required by law to furnish each Plan Participant with a copy of any summary annual report.

(iv)	File suit in federal court if any materials requested are not received within thirty (30) days of the date of the Participant’s request, unless the materials were not sent because of matters beyond the control of the Administrator. The court may require the Plan Administrator to pay up to $110.00 for each day’s delay until the materials are received.

(h) In addition to creating rights for Plan Participants, ERISA imposes obligations upon the persons who are responsible for the operation of an employee benefit plan. These persons are referred to as “fiduciaries” in the law. Fiduciaries must act solely in the interest of the Plan Participants, and they exercise prudence in the performance of their Plan duties. Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the Plan.

(i) Your Employer may not fire you or discriminate against you to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

(j) If you are improperly denied a welfare benefit in full or in part, you have a right to file suit in federal court. If Plan fiduciaries are misusing the Plan’s money, you have a right to file suit in a federal court or request assistance from the U.S. Department of Labor. If you are successful in your lawsuit, the court, if it so decides, may require the other party to pay your legal costs, including attorney’s fees. If you lose your lawsuit, the court may order you to pay these costs and fees, if, for example, it finds your claims are frivolous.

(k) If you have questions about this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.